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                    SCHEDULE 14A INFORMATION
                         (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Check the appropriate box:

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[  ]  Soliciting Material Under Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                   COMMUNITY FINANCIAL CORP.
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        (Name of Registrant as Specified in its Charter)

----------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the
                         Registrant)

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     4.     Date Filed:
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        [COMMUNITY FINANCIAL CORP. LETTERHEAD]


            AN OPEN LETTER TO STOCKHOLDERS
                 FROM WAYNE H. BENSON

                                       April 5, 2000


DEAR FELLOW STOCKHOLDER:

  As we move closer to our annual meeting and in light of the personal attacks made against me, I want to express to you my personal views regarding the proxy contest currently being waged by a speculator in Community Financial stock, Mr. Barrett Rochman. By this time, Mr. Rochman has made multiple mailings and contacted many of you by telephone painting an incomplete, inaccurate and misleading picture. Mr. Rochman has clearly caused many of you to express your concern. I want to set the record straight.

           A CLOSER LOOK AT BARRETT ROCHMAN

  I met personally with Mr. Rochman on January 11, 2000, as
I would with any other stockholder requesting a meeting.  Mr.
Rochman's self-serving account of that meeting, however, omits many important details that you should know about.

  When Mr. Rochman visited my office, he demonstrated his confrontational intentions, bad faith and true motivation by bringing his personal attorney to the meeting, although he failed to mention this fact when we scheduled the meeting. I had anticipated that the meeting would not be adversarial but would rather be a constructive exchange of ideas. Even though he had his attorney present, I continued the meeting in good faith with the expectation that I might hear some constructive ideas for our Company and with the hope that we might be able to avoid an expensive proxy contest. INSTEAD, WHAT I HEARD LEFT ME VERY UNEASY.

  At the meeting, Mr. Rochman stated that his vision was for your Company to quickly reach at least $750 million in assets and possibly as much as $1 billion in assets, more than triple our current size. This rapid growth, according to Mr. Rochman, was to be accomplished through various acquisitions of unspecified banks. Mr. Rochman also recommended that we

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establish new (and expensive) branches in Indianapolis (out of state) and Chicago (more than a four hour drive away), both of which are highly competitive markets where we have no established business contacts. I asked the obvious question any experienced banker would ask: WHERE DID HE PROPOSE THAT WE OBTAIN THE CAPITAL TO SUPPORT THIS RAPID EXPANSION? BOTH MR. ROCHMAN AND HIS ATTORNEY HAD NO ANSWER TO THAT SIMPLE QUESTION.

  Since I am sure Mr. Rochman will attempt to refute this, you should look at the Schedule 13D he filed on January 14, 2000 which states "Mr. Rochman also discussed his thoughts on what direction the corporate strategy of the Issuer should take. . . and to have the Issuer grow in asset size through start-up operations in other markets and/or acquisitions of other financial institutions." Mr. Rochman concluded our meeting by demanding that he be awarded three Board seats even though he knew that there were only two seats up for election. TO DO SO WOULD HAVE RESULTED IN MR. ROCHMAN'S CONTROLLING 33.3% OF YOUR BOARD, FAR IN EXCESS OF HIS 5.8% STAKE IN YOUR COMPANY.

  I reported to your Board of Directors Mr. Rochman's demand that he take over 1/3 of your Board of Directors. In considering Mr. Rochman's demand, the Board took into account all relevant factors. The Board considered, among other things, Mr. Rochman's lack of experience in the banking industry and the reckless, uninformed and ill thought out nature of his so-called growth plan. We also suspected that Mr. Rochman was a short-term speculator given that nearly half of his ownership position was financed with borrowed money, requiring expensive interest payments. Your Board further considered the fact that at the time, we were putting the finishing touches on our own Strategic Plan, a plan that we considered far more realistic, and far more likely to increase long-term stockholder value. We also considered the fact that the U.S. Securities and Exchange Commission had instituted enforcement proceedings against Mr. Rochman recently, resulting in a Consent Decree being signed by Mr. Rochman only 13 months earlier. Incidentally, that consent decree makes for interesting reading, and I suggest you review it by visiting the SEC's world wide web site at: http://www.sec.gov/enforce/adminact/34-41061.txt.

  Based on these factors, the Board of Directors concluded that Mr. Rochman had no positive contribution to make to your Board, but instead would be a negative and disruptive influence, particularly since we were about to implement our Strategic Plan to maximize stockholder value. Accordingly, the Board unanimously decided to proceed with its own experienced, competent and locally based nominees, rejecting Mr. Rochman's demand for three Board seats. WE REMAIN CONVINCED THAT OUR ACTIONS ARE IN THE BEST INTEREST OF THE COMPANY AND YOU, OUR STOCKHOLDERS.

            TAKE A CLOSER LOOK AT THE FACTS

  Since Mr. Rochman no longer voices his disagreement with our Strategic Plan, he has chosen to attack me personally on the issue of compensation, which he wants you to believe
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is excessive.  WE URGE YOU NOT TO BE MISLED.  INSTEAD, LOOK AT
THE FACTS:

FACT: My salary for 2000 is $130,000. My 1999 compensation included a salary of $100,000 and a $9,000 bonus (earned in 1998 and paid in 1999) resulting in a total increase in my compensation of $21,000. For this increase, I assumed the duties of the retired President and CEO of Community Bank & Trust in addition to the previous duties I performed. The retired President and CEO received total comparable compensation of $147,500 during 1999. Mr. Rochman fails to mention the fact that because I assumed these duties rather than having the Company hire a new person, the Company saved a total of $126,500. DON'T BE MISLED BY MR. ROCHMAN. WE HAVE SAVED YOUR COMPANY $126,500 IN ANNUAL COMPENSATION EXPENSES.

FACT: MY SALARY IS WELL BELOW MY PEERS, BASED ON INDEPENDENT STUDIES. In fact, one study by the Illinois Bankers Association indicates that my salary is approximately 36% below the average salary for Illinois-based banks of comparable size, many of which are less complex, private companies.

FACT: The same studies show that your Company's directors fees are well within the averages paid to directors of other companies of comparable size.

  Mr. Rochman also criticizes your Company's Management
Recognition Plan - A PLAN WHICH HE CONVENIENTLY FAILS TO TELL
YOU HAS BEEN TERMINATED.  AGAIN, LOOK AT THE FACTS:

FACT:  No awards have been made under that plan since January
       1996, except to two independent directors upon joining the Board. In January 2000, the Board terminated the MRP and no further awards will be made.

FACT:  The only Plan activity is the "vesting" of awards.  In
       1996, the Board decided to vest awards over five years
       (instead of vesting immediately) so as to require additional service before awards are earned, and criticism of that action now is misleading and unfounded.


FACT:  No new awards were made in 1999 or 2000.  MR. ROCHMAN'S
       STATEMENTS IN HIS LETTER DATED MARCH 22 TO THE CONTRARY
       ARE ABSOLUTELY FALSE.
                ______________________

  WE URGE YOU NOT TO BE MISLED BY MR. ROCHMAN. Since most of my wealth is invested in Community Financial stock, no one is motivated more than me to enhance the value of our stock and we have adopted a Strategic Plan designed to do just that. I urge you to act in what I believe is in your own best interest by signing, dating and mailing your WHITE proxy. And
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remember, please do not return any blue cards sent to you by Mr.
Rochman. If you have already done so, to change your vote please sign, date and mail the enclosed WHITE proxy card.

  Finally, you should know that your Board of Directors does not relish this proxy contest started by Mr. Rochman and views it as a waste of Company resources. Having only just been promoted to the position of President and Chief Executive Officer, I am diligently implementing our new Strategic Plan to enhance the value of your investment. This contest is an expensive distraction. But we will continue to oppose Mr. Rochman and his hand-picked nominee because it is the right thing to do and, even more importantly, because it is in the best long-term interests of our Company and all of our stockholders. I urge you to support your Board of Directors. YOUR VOTE IS IMPORTANT, SO PLEASE SIGN, DATE AND MAIL YOUR WHITE PROXY CARD AT YOUR EARLIEST CONVENIENCE.

  I am grateful for this opportunity to set the record straight, and I thank you for your support.

                                Sincerely,

                                /s/ Wayne H. Benson

                                Wayne H. Benson
                                President and
                                Chief Executive Officer



                      IMPORTANT



     YOUR VOTE IS IMPORTANT. Please take a moment to sign, date and promptly mail your WHITE proxy in the postage paid envelope provided. Remember, DO NOT return any blue proxy card sent to you by B. Rochman, not even as a vote of protest. If you have already returned a blue card, you can change your vote simply by signing, dating and mailing the enclosed WHITE proxy card. We urge you to act today.

     If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a WHITE proxy on your behalf today. Then mail your WHITE proxy at once in the envelope provided. Please do so for each separate account you maintain. If you have any questions or need further assistance in voting, please call us at (618) 395-8676. You may also call D.F. King, which is assisting us, at:

                 D.F. KING & CO., INC.
                    77 WATER STREET
                  NEW YORK, NY 10005
             CALL TOLL-FREE-1-888-242-8155